UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Current Report on Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
5 November 2003

INTER PARFUMS, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 0-16469

Delaware                                                                                                     13-3275609
(State or other jurisdiction of                                                                   (I.R.S. Employer
 incorporation or organization)                                                                 Identification No.)

551 Fifth Avenue, New York, New York 10176
(Address of Principal Executive Offices) (Zip Code)

(212) 983-2640
(Registrants telephone number, including area code)

Item 12. Results of Operations and Financial Condition.

The press release of the Registrant dated 5 November 2003 relating to results of operations for the third quarter ended 30 September 2003, a copy of which is annexed hereto as Exhibit no. 99.1, is incorporated by reference herein.

Item 7.  Exhibits.

The following document is furnished herewith:

             99.1 Press release of the Registrant dated 5 November 2003.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: 5 November 2003

Inter Parfums, Inc.
                                                                        By: /s/ Russell Greenberg
                                                                        Russell Greenberg, Executive Vice President

INTER PARFUMS, INC. REPORTS RECORD SALES AND EARNINGS
Third Quarter Net Sales Up 54%, Net Income Up 74%, and EPS Up 64%

New York, New York, November 5, 2003: Inter Parfums, Inc. (NASDAQ National Market: IPAR) today reported record sales, net income and earnings per share for the third quarter ended September 30, 2003.

Third Quarter 2003 Compared to Third Quarter 2002:

  Net sales rose 54% to $57.4 million, from $37.4 million; at comparable foreign currency exchange rates, net sales were up 44% for the period;
  Gross margin was 49% as compared to 44% for the same period last year;
  S,G&A as a percentage of sales was 35%, compared to 31% for the corresponding period of the prior year;
  Income from operations rose 68% to $8.4 million from $5.0 million;
  Net income increased 74% to $4.7 million from $2.7 million; and,
  Diluted EPS rose 64% to $0.23 from $0.14.

 Net sales for the nine months ended September 30, 2003 increased 46% to $136.4 million, from $93.2 million for the same period of 2002.  At comparable foreign currency exchange rates, net sales were up 34% for the period.  Net income rose 53% to $10.1 million, up from $6.6 million, while diluted earnings per share of $0.51 are 55% ahead of the $0.33 per diluted share reported for the comparable period in 2002.

Jean Madar, Chairman of the Board and Chief Executive Officer, stated, "This was not only a record third quarter, it was the best quarter in the history of our Company.  Moreover, sales and earnings for the first nine months of this year exceeded all of 2002.  The steep gains in the third quarter are in great part due to the initial launches of the women's line Burberry Brit into a number of major markets including the United Kingdom, the United States, Spain, France and Italy.  Launches of Burberry Brit will continue in the coming months in the rest of Europe, Asia, South America and the Middle East."

Mr. Madar continued, "The top line gains in the third quarter are also attributable to Diane von Furstenberg Beauty, our first ever line of prestige cosmetics.  U.S. distribution, which began in September at New York's Henri Bendel, now includes select Saks Fifth Avenue, Nordstrom and Fred Segal stores.  U.S. distribution will be initially limited to 35 of the finest specialty stores in the country.

"Of note," Mr. Madar pointed out, "in the current third quarter, prestige product sales increased to 75% of net sales, which is the primary reason for the five percentage point gain in gross margin.  Likewise, product mix was the principal reason for the increase in S,G&A as a percentage of net sales.  Although mass-market sales were up for the first half of the year, they declined 5% in the third quarter.  The first half gain was primarily due to the May 2002 acquisition of certain fragrance brands from Tristar Corporation.  With the acquisition anniversary behind us, the decline in mass market fragrance sales stems from the consolidation in certain of our fragrance lines to eliminate duplication and improve overall efficiency."

Mr. Madar concluded, "As we announced in October, assuming the dollar remains at current levels, we expect 2003 full year sales of between $177 million and $179 million, or a 36% to 37% improvement over 2002.  We are looking for 2003 net income to be between $12.7 million and $12.9 million, which is a 35% to 37% increase over 2002.  Looking ahead to the new year, the continued geographic rollout of products launched in the second half of this year, as well as the new fragrance lines planned for our S.T. Dupont, Christian Lacroix, Paul Smith and Celine brands, point to 2004 as another very ambitious year for new product launches, which for Inter Parfums, is the primary stimulant for sales and earnings growth."

 Russell Greenberg, Executive Vice President and CFO, noted, "Our commitment to maintaining a healthy balance sheet remains a competitive advantage and business strength.  We entered the fourth quarter of 2003 with working capital of approximately $103 million and a working capital ratio of almost 3 to 1.  Cash and cash equivalents aggregated $42 million and our net book value was $5.03 per outstanding share at September 30, 2003.  We do not have any long-term debt."

 Quarterly Dividend

The Company's regular quarterly cash dividend of $.02 per share will be payable on January 15, 2004 to shareholders of record on December 31, 2003.

 Conference Call

Inter Parfums' management will host a conference call at 11:00 am ET on Thursday, November 6, 2003, to discuss third quarter results and other recent developments.  Interested parties may participate by calling 973-582-2866 approximately 10 minutes before the start of the call.  This conference call will also be distributed live over the Internet via the Investor Relations section of the Company's web site at www.interparfumsinc.com. To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the web site.

 Forward-Looking Statements

Statements in this release which are not historical in nature are forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers, governmental regulation and possible liability for improper comparative advertising or "Trade Dress".  Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

 General

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, and Diane von Furstenberg.  It is also a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 100 countries worldwide.

Contact at Inter Parfums, Inc.                    or        Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO                   The Equity Group Inc.
(212) 983-2640                                                   Linda Latman  (212)836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com                          Sarah Torres (212) 836-9611/storres@equityny.com
www.interparfumsinc.com                                    www.theequitygroup.com

n

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net sales

	$ 57,401,472	$ 37,373,822	$ 136,357,796	$ 93,234,277

Cost of sales

	29,104,624	20,913,855	69,546,546	50,260,599

Gross margin

	28,296,848	16,459,967	66,811,250	42,973,678

Selling, general and administrative

	19,875,506	11,447,770	47,948,075	30,545,582

Income from operations

	8,421,342	5,012,197	18,863,175	12,428,096

Other charges (income):
Interest	55,814	90,417	223,138	339,858
(Gain) loss on foreign currency	(489,073)	16,165	(344,226)	73,574
Interest and dividend (income)	(182,508)	(107,323)	(639,494)	(437,244)
Loss on subsidiary's issuance of stock			154,798	5,382

	(615,767)	(741)	(605,784)	(18,430)

Income before income taxes

	9,037,109	5,012,938	19,468,959	12,446,526

Income taxes

	3,176,823	1,766,809	6,819,043	4,421,014

Net income before minority interest

	5,860,286	3,246,129	12,649,916	8,025,512

Minority interest in net income of consolidated subsidiary	1,176,488	554,802	2,526,370	1,397,995

Net income

	$ 4,683,798	$ 2,691,327	$ 10,123,546	$ 6,627,517

Net income per common share:
Basic	$0.25	$0.14	$0.53	$0.35
Diluted	$0.23	$0.14	$0.51	$0.33

Number of common shares outstanding:
Basic	19,024,081	18,780,558	19,000,376	18,763,817
Diluted	20,182,148	19,877,170	19,997,484	19,952,609